NEWS RELEASE
February 11, 2005

Quincy Gold Corp. Announces
Appointment of Art Ettlinger, Ph. D., P. Geo. as
President and Chief Operating Officer

Toronto, Ontario - The Board of Directors of Quincy Gold Corp. (TSX-V: QGO; OTCBB: QCYG) is pleased to announce that the Company has agreed to appoint Art Ettlinger, Ph. D., P. Geo. as its President and Chief Operating Officer as well as a member of its Board of Directors. Dr. Ettlinger’s primary responsibilities will be the oversight of the Company’s exploration programs and locating and negotiating new property acquisitions.

Dr. Ettlinger graduated from Michigan Technological University in 1979 with a B.S. in Geological Engineering and in 1981 with a M.S. in Mining Engineering. In 1990, Dr. Ettlinger received a Ph.D. in Geology from Washington State University. Dr. Ettlinger has over twenty years of mineral exploration experience working on gold, platinum, diamond, uranium and petroleum projects throughout Canada, the United States, Russia and Central Asia. Companies and organizations he has worked for as either a mining engineer or geologist include: Schlumberger Well Services, Chevron Resources Corp., Orvana Minerals Corp., Santa Fe Pacific Gold Corp., the British Columbia Geological Survey and the University of British Columbia. During the period March 1996 through June 2002, Dr. Ettlinger worked as a mining analyst with two Canadian brokerage houses where he followed and reported on the Canadian junior mining sector . Most recently, Dr. Ettlinger was President and CEO of Dunsmuir Ventures Ltd.

Dr. Ettlinger has been granted an option to acquire 500,000 shares of the Company’s common stock at a price of CAD $0.56 per share, subject to vesting over two years and expiring in 2010. The grant is subject to shareholder approval.

The appointment of Dr. Ettlinger is part of a program to streamline the Company’s management structure. As part of this program, Daniel T. Farrell will be appointed Chairman of the Board of Directors and will continue as Chief Executive Officer of the Company. Thomas Skimming has resigned a Vice-President (Exploration) but will continue as a member of the Board of Directors.

To find out more about Quincy Gold Corp. visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com

Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.